Exhibit 99.1

STR Holdings Completes Acquisition of US Manufacturing Facility

Company Closes on Purchase of 275,000 Square Foot Facility in East Windsor, CT.

Enfield, Conn. - December 21, 2010 — STR Holdings, Inc. (NYSE: STRI), a leading global provider of high quality, superior performance solar encapsulants to the photovoltaic module industry, today announced that it closed on its previously announced acquisition of land and a 275,000 square foot building located in East Windsor, CT. STR will relocate the majority of its U.S. manufacturing to the new location.  In addition, the facility will house U.S.-based product management and sales teams, as well as a new 20,000 square foot research and development laboratory.  The facility acquisition enables STR to complete the planned expansion of its Connecticut manufacturing capacity to approximately 3.0 GW in 2011.

The Company continues to anticipate installing 1.2 GW of new production equipment in Connecticut during the third quarter of 2011 and will cease manufacturing at its current facilities in Enfield and Somers, CT after moving its existing equipment into the new facility during the next 9 to 12 months. The Company estimates spending approximately $19 million to complete the expansion, $5 million of which will be spent in 2010, with the balance incurred in 2011.

Dennis L. Jilot, Chairman, President and Chief Executive Officer of STR Holdings, stated, “The acquisition of our new East Windsor facility marks another important milestone for STR Solar.  This facility will provide ample space to increase Connecticut production capacity up to approximately 6.0 GW in support of our continued strong growth and to enable us to increase our industry-leading innovation with a newly dedicated, state-of-the-art research and development facility.”

About STR Holdings, Inc.

STR Holdings, Inc. is a leading global provider of high quality, superior performance solar encapsulants to the photovoltaic module industry. It is also one of the world’s leading providers of consumer product quality assurance testing, audit, inspection and responsible sourcing services, which help ensure that suppliers and retailers have the highest level of confidence in the quality and safety of their products and in the social standards of the supply chain producing them. Further information about STR Holdings, Inc. can be obtained via the Company’s website at www.strholdings.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s results of operation and long-term strategy. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties discussed in Company filings with the Securities and Exchange Commission, which could cause the Company’s actual results to differ materially from expected results. The Company undertakes no obligation to publicly update any forward-looking statement contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.

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Source: STR Holdings, Inc.

Media Contact-

James McCusker

ICR, Inc.

(203) 682-8245

James.McCusker@icrinc.com

STR Holdings, Inc.

Joseph C. Radziewicz

Controller and Principal Accounting Officer

(860) 758-7325

joseph.radziewicz@strus.com